Exhibit 99

    CopyTele, Inc. * 900 Walt Whitman Road * Huntington Station, NY 11746
                   Tel. (516) 549-5900      Fax (516) 549-5974



FOR IMMEDIATE RELEASE
- ---------------------

                  COPYTELE, INC. ANNOUNCES LETTER OF INTENT
                           FOR SECOND JOINT VENTURE
                  WITH SHANGHAI ELECTRONIC COMPONENTS CORP.
                            AND OTHER DEVELOPMENTS


      HUNTINGTON STATION, NEW YORK, April 17, 1996. CopyTele, Inc. ("CopyTele") (NASDAQ/NMS:COPY) announced today that it has signed a Letter of Intent for the formation of a second joint venture with Shanghai Electronic Components Corp. ("SECC"), to be called Shanghai CopyTele No. 2 Electronics Co., Ltd. (the "Joint Venture"). The main purpose of the Joint Venture will be to manufacture and sell electronic components and parts used in Shanghai CopyTele Electronics Co., Ltd. ("Shanghai CopyTele") products and products of other manufacturers. Initially, however, the Joint Venture will manufacture and market thick film circuits presently being produced by SECC at one of their facilities. These circuits to be produced contain conductive chemical circuits on a flat ceramic wafer and are used for various commercial applications, such as, the automotive electronic component industry.

      The Letter of Intent contemplates the formation of a new entity in Shanghai, China to be 55% owned by CopyTele and 45% by SECC. The initial capitalization of the Joint Venture is expected to be $2 million, of which half would consist of bank borrowings. The initial invested capital is expected to consist of (i) cash of up to $550,000 to be contributed by CopyTele, and (ii) cash, equipment and technology related to the manufacture of thick film circuits, collectively valued at $450,000 to be contributed by SECC. It is presently contemplated that the Joint Venture may require an ultimate capitalization of up to $10 million depending upon the nature and extent of its business activities, which, if necessary, would be financed through a combination of bank borrowings and equity investments contributed by the parties in proportion to their equity interests, on terms to be agreed upon.

      The Letter of Intent represents the present intentions of CopyTele and SECC with respect to the formation of the second Joint Venture and its basic terms. However, the Letter of Intent does not contain all matters to be agreed upon and is subject to the execution of a mutually agreeable joint venture agreement and the receipt of all necessary government approvals, which are expected in the latter half of 1996.

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

      Shanghai CopyTele, the first joint venture between CopyTele and SECC, was formed for the purpose of manufacturing CopyTele's Magicom(TM) product. Magicom is a new generation, telephone-based multi-functional telecommunications product incorporating CopyTele's advanced flat panel display. The planned initial production of Magicom will be in a 12,000 square foot facility, which has been leased in Songjiang County in Shanghai, China. This facility which is currently being retro-fitted for the planned production process, will be utilized until completion of a new facility to be owned by Shanghai CopyTele. Construction has already begun on this new facility which will be approximately 30,000 square feet in size and ultimately capable of producing 700,000 units a year.

      CopyTele opened a new sales and marketing facility on April 15th located in Valhalla, New York. The facility is approximately 3,000 square feet including offices and a product showroom. Mr. Frank W. Trischetta, Senior Vice-President Marketing and Sales, and his staff will operate from this facility. CopyTele's headquarters and main showroom will remain in Huntington Station, New York.


                                     *****


Contact:    Anne Rotondo
            CopyTele, Inc.
            516-549-5900






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